UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2008

DCI USA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-31143 (Commission File Number)	22-3742159 (IRS Employer Identification No.)

231 Norman Avenue
Brooklyn, New York 11222
(Address of principal executive offices)

718-383-4999
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On April 20, 2003, DCI USA, Inc. (the “Registrant”) and Russull Brothers, Inc., a Delaware corporation (hereinafter “Russull” and formerly known as TSSS, Inc.), executed a loan agreement (the “Agreement”). The Agreement provides for the repayment, by the Registrant to Russull, of an aggregate principal amount of $1,355,761, upon demand, with interest paid annually at an annual rate of 6%. Russull holds a majority of the Registrant’s outstanding share capital. The Registrant’s chairman and chief executive officer, Ofer Arbib, is a controlling shareholder of Russell.

A portion of the Registrant’s debt to Russull was incurred in connection with a November 14, 2007 purchase agreement (the “2007 Agreement”) between Russull, Jonathan Ilan Ofir, the Registrant’s chairman and chief executive officer at the time, and Jonathan Rigbi, Mr. Ofir’s father and the Registrant chief financial officer. Pursuant to the 2007 Agreement, among other things, Mr. Ofir sold all 30,952,997 shares of the Registrant’s common stock owned by him to Russull and Russull assumed and promised to repay to Mr. Ofir on behalf of the Registrant an aggregate principal amount of $976,963 plus accrued interest of $19,868 relating to a series of loans Mr. Ofir made to the Registrant. The balance of Registrant’s debt to Russull was incurred as a result of cash advances made by Russull to the Registrant during the fourth quarter of 2007, and the assumption by Russull of the Registrant’s promissory note, dated March 5, 2004 and made payable to Hypothecators Mortgage Company Inc., in the principal amount of $237,602 and $11,601 in interest accrued pursuant to such note.

The forgoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.25 and is incorporated herein by reference. The foregoing description of the 2007 Agreement is qualified in its entirety by reference to the 2007 Agreement, a copy of which was filed as Exhibit 99.4 to Amendment No. 3 to the Schedule 13D filed by Mr. Ofir on December 13, 2007 and is incorporated herein by reference.

Section 9-Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits

10.25	Loan Agreement, dated April 20, 2008, by and between DCI USA, Inc. and Russull Brothers, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCI USA, INC.

By:	/s/ Jonathan Rigbi
Name: Jonathan Rigbi
Title: Chief Financial Office

Date: April 24, 2008